Filed Pursuant to Rule 433

Registration Statement No. 333-282710

THE BANK OF NEW YORK MELLON CORPORATION

$1,000,000,000 5.182% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2034

August 5, 2026

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: AA3 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: AUGUST 12, 2034

TRADE DATE: AUGUST 5, 2026

SETTLEMENT DATE: AUGUST 12, 2026 (T+5)**

FIXED INTEREST RATE: 5.182% PER ANNUM

FIXED RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM AUGUST 12, 2026 TO, BUT EXCLUDING, AUGUST 12, 2033 (THE “FIXED RATE PERIOD”), AT THE FIXED INTEREST RATE

FLOATING RATE INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PROSPECTUS AND PROSPECTUS SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PROSPECTUS SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

FLOATING RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM, AND INCLUDING, AUGUST 12, 2033, TO BUT EXCLUDING THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE (THE “FLOATING RATE PERIOD”), AT THE FLOATING RATE INTEREST RATE.

INTEREST PAYMENT DATES: WITH RESPECT TO THE FIXED RATE PERIOD, INTEREST PAYS SEMI-ANNUALLY ON THE TWELFTH OF FEBRUARY AND AUGUST OF EACH YEAR, COMMENCING ON FEBRUARY 12, 2027 AND ENDING ON THE EARLIER OF AUGUST 12, 2033 OR A REDEMPTION DATE, AS APPLICABLE. WITH RESPECT TO THE FLOATING RATE PERIOD, INTEREST PAYS QUARTERLY ON THE TWELFTH OF FEBRUARY, MAY, AUGUST AND NOVEMBER OF EACH YEAR, COMMENCING ON NOVEMBER 12, 2033, AND ENDING ON THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE.

OPTIONAL REDEMPTION: THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME, ON OR AFTER FEBRUARY 12, 2027 (OR, IF ANY ADDITIONAL NOTES ARE ISSUED AFTER AUGUST 12, 2026, BEGINNING SIX MONTHS AFTER THE LAST ISSUE DATE FOR SUCH ADDITIONAL NOTES) AND TO, BUT EXCLUDING, AUGUST 12, 2033 (THE “FIRST PAR CALL DATE”), AT A REDEMPTION PRICE (EXPRESSED AS A PERCENTAGE OF PRINCIPAL AMOUNT AND ROUNDED TO THREE DECIMAL PLACES) EQUAL TO THE GREATER OF:

(1)

(A) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE REDEMPTION DATE (ASSUMING THE NOTES MATURED ON THE FIRST PAR CALL DATE) ON A SEMI-ANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED IN THE PROSPECTUS SUPPLEMENT) PLUS 15 BASIS POINTS LESS (B) INTEREST ACCRUED TO, BUT EXCLUDING, THE DATE OF REDEMPTION, AND

(2)	100% OF THE PRINCIPAL AMOUNT OF THE NOTES TO BE REDEEMED,

PLUS, IN EITHER CASE, ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE.

ON THE FIRST PAR CALL DATE, THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE BUT NOT IN PART, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT OF THE NOTES, PLUS ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE. ON AND AFTER JUNE 12, 2034, THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT OF THE NOTES TO BE REDEEMED, PLUS ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE.

THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

DAY COUNT CONVENTION: WITH RESPECT TO THE FIXED RATE PERIOD, 30/360; WITH RESPECT TO THE FLOATING RATE PERIOD, ACTUAL/360

BUSINESS DAY CONVENTION: WITH RESPECT TO THE FIXED RATE PERIOD, INCLUDING THE INTEREST PAYMENT DATE OCCURRING ON AUGUST 12, 2033, FOLLOWING, UNADJUSTED. IF ANY INTEREST PAYMENT DATE WITH RESPECT TO FIXED RATE PERIOD INTEREST FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE ON ACCOUNT OF SUCH POSTPONEMENT. WITH RESPECT TO THE FLOATING RATE PERIOD, EXCLUDING THE INTEREST PAYMENT DATE OCCURRING ON AUGUST 12, 2033, MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE WITH RESPECT TO FLOATING RATE PERIOD INTEREST FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

PRINCIPAL AMOUNT: $1,000,000,000

PRICE TO PUBLIC: 100.000% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM AUGUST 12, 2026

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $998,500,000

FIXED RATE BENCHMARK TREASURY: UST 4.375% DUE JULY 31, 2033

FIXED RATE BENCHMARK TREASURY YIELD: 4.462%

FIXED RATE SPREAD TO BENCHMARK TREASURY: +72 BASIS POINTS

FLOATING RATE BASE RATE OR BENCHMARK: COMPOUNDED SOFR

FLOATING RATE SPREAD: +103.5 BASIS POINTS

FLOATING RATE MINIMUM INTEREST RATE: 0%

RE-OFFER YIELD: 5.182%

DENOMINATIONS: $2,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RCQ8 / US06406RCQ83

BOOKRUNNERS:	BOFA SECURITIES, INC.

GOLDMAN SACHS & CO. LLC

TD SECURITIES (USA) LLC

R. SEELAUS & CO., LLC

BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS***:	DZ FINANCIAL MARKETS LLC

FIFTH THIRD SECURITIES, INC.

SANTANDER US CAPITAL MARKETS LLC

WESTPAC CAPITAL MARKETS, LLC

AMERICAN VETERANS GROUP, PBC

AMERIVET SECURITIES, INC.

GREAT PACIFIC SECURITIES

MISCHLER FINANCIAL GROUP, INC.

STERN BROTHERS & CO.

TIGRESS FINANCIAL PARTNERS LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, TD Securities (USA) LLC at 1-855-495-9846, R. Seelaus & Co., LLC at 1-908-273-3011 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to one day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.